Exhibit 99.1

Porter Bancorp, Inc. Holds Annual Meeting

Shareholders Elect Seven Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 16, 2012--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that shareholders elected seven directors, approved a non-binding advisory vote on the compensation of the company’s executives, approved the increase of the authorized shares of common stock to 86,000,000 shares of voting common stock and to 34,380,437 million shares of non-voting common stock, and approved an amendment to the 2006 Non-employee Director Incentive Stock Plan at its annual meeting of shareholders. Stockholders also defeated the proposal submitted by a stockholder that the Chairman of the Board not be an employee of the company.

At the meeting, shareholders elected the following as directors to serve for a one-year term:

  Maria L. Bouvette – Chairman of the Board, President and Chief Executive Officer of Porter Bancorp, Inc.
  David L. Hawkins – CPA, farmer and private investor
  W. Glenn Hogan – CEO of commercial real estate development firm
  Sidney L. Monroe – Retired Certified Public Accountant
  Stephen A. Williams – President and Chief Executive Officer of Norton Healthcare
  W. Kirk Wycoff – Managing Member of Patriot Financial Partners, L.P.
  William G. Porter – Retired manufacturing executive

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.4 billion in assets as of March 31, 2012. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

PBIB-F PBIB-G

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO